Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 24, 2008

Relating to Preliminary Prospectus Supplement dated January 16, 2008

Prospectus dated August 6, 2007

Registration No. 333-144630

ANSWERS CORPORATION

                                                This Free Writing Prospectus supplements the Preliminary Prospectus Supplement dated January 16, 2008 (the “Preliminary Prospectus Supplement”) to the Prospectus dated August 6, 2007 and should be read together with the Preliminary Prospectus Supplement, which relates to Answers Corporation’s proposed public offering of $100,000,000 of its common stock, or 14,947,683 shares of common stock at an assumed public offering price of $6.69, which is the last reported sale price of Answers Corporation’s common stock on January 15, 2008.

                                                The Preliminary Prospectus Supplement has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) and is available at http://www.sec.gov/Archives/edgar/data/1283073/000095012308000434/y40359b5e424b5.htm.  The information contained herein supersedes the information in the Preliminary Prospectus Supplement to the extent such information is inconsistent.

                                                This Free Writing Prospectus is being filed to advise you that if our purchase agreement with Lexico is terminated, or if the securities purchase agreement with the senior notes investor is terminated, or if the closing of the senior secured convertible notes financing has not occurred by March 1, 2008, we will be required to pay the senior notes investor a cash termination fee of $425 thousand.  This termination fee will not be in the form of senior secured convertible notes.  Alternatively, if the transaction with Lexico is consummated but the closing of the senior secured convertible notes financing has not occurred, we will be required to pay the senior notes investor a cash termination fee of $365 thousand.

                                                Terms used but not defined herein shall have the meaning given to them in the Preliminary Prospectus Supplement and the Prospectus, and in “Prospectus Supplement Summary—Recent Events.” “We,” “our” and “us” means Answers Corporation only, unless we indicate otherwise or the context indicates otherwise.

                                                Answers Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents we have filed with the Securities and Exchange Commission for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR at www.sec.gov.  Alternatively, we, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Thomas Weisel Partners toll-free at 1-800-933-3445 or Canaccord Adams toll-free at 1-800-225-6201